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                    PLAN OF DISTRIBUTION OF
          G.T. GLOBAL GROWTH SERIES -- CLASS B SHARES

     WHEREAS, G.T. Global Growth Series ("Company") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio; and

     WHEREAS, the Company's Board of Trustees ("Board") has established G.T. America Growth Fund ("America Fund"), G.T. Europe Growth Fund ("Europe Fund"), G.T. International Growth Fund ("International Fund"), G.T. Japan Growth Fund ("Japan Fund"), G.T. Pacific Growth Fund ("Pacific Fund") and G.T. Worldwide Growth Fund ("Worldwide Fund") as series of shares of beneficial interest of the Company; and

     WHEREAS, the Company hereafter may establish additional series of shares of beneficial interest (any such additional series together with the series named in the immediately preceding paragraph collectively are referred to herein as the "Funds," and singly may be referred to as a "Fund"); and

     WHEREAS, the Company's Board of Trustees ("Board") has established Class A and Class B shares of each Fund; and

     WHEREAS, the existing Class B shares of the Fund are subject to a Plan of Distribution ("Plan") in effect since March 31, 1993, the substance of which is substantially similar to that contained in this Plan; and

     WHEREAS, the Company desires to adopt an amended new Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Class B shares of the above-referenced Funds; and

     WHEREAS, the Company has entered into a Distribution Contract ("Distribution Contract") with G.T. Global Financial Services, Inc. ("G.T. Global" or "Distributor") pursuant to which G.T. Global serves as Distributor of the Class B shares of each such Fund and pursuant to which G.T. Global is entitled to receive payments of contingent deferred sales charges imposed with respect to certain redemptions of Class B shares;

     NOW, THEREFORE, the Company hereby adopts this Plan with respect to the Class B shares of each Fund in accordance with Rule 12b-1 under the 1940 Act.

               1.   A.   Each Fund is authorized to pay G.T. Global for its
                         expenditures incurred in providing services as Distributor of the Fund's Class B shares at the annualized rate of 0.75% of the average daily net assets of the Fund's Class B shares.

                    B. Each Fund is authorized to pay G.T. Global a service fee for the Fund's Class B shares at the annualized rate of 0.25% of the average daily net assets of the Fund's Class B shares.

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                    C.   If the Company establishes additional Funds in the
                         future and the applicability of the Plan with respect to such Funds is approved in the manner set forth in paragraph 4 of this Plan, as well as by the then sole shareholder of the Class B shares of such Funds, this Plan may be amended to provide that each such additional Fund will reimburse G.T. Global at rates to be established by the Board.

                    D. Distribution fees and service fees under this Plan shall be calculated and accrued daily by each Fund and paid monthly to G.T. Global or at such other intervals as the Company and G.T. Global shall agree.

                    E. Each Fund shall accrue and carry forward amounts reimbursable that are not paid because they exceed the annualized rate of 0.75%, in the case of distribution fees, and 0.25%, in the case of service fees, of the average daily net assets of such Fund's Class B shares and shall pay such amounts within the 0.75% and 0.25% per annum payment rate limitations as long as this Plan, including any amendments hereto, is in effect.

     2. A Fund may reimburse G.T. Global at a lesser rate than the fee specified in paragraph 1 of this Plan, as agreed upon by the Board and G.T. Global and as approved in the manner specified in paragraph 4 of this Plan. The terms of paragraph 1.E. of this Plan shall apply to such lesser agreed upon rate, if any. Although a Fund is not liable for unreimbursed distribution expenses, in the event of termination or discontinuation of the Plan, the Board may consider the appropriateness of having the Class B shares of the Fund reimburse G.T. Global for the then outstanding carry forward amounts plus interest thereon to the extent permitted by applicable law from the effective date of the Plan.

     3. As Distributor of the Funds' Class B shares, G.T. Global may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of each Fund's Class B shares and the servicing and maintenance of shareholder accounts, including, but not limited to, payment of sales commissions, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Class B shares and/or service Class B shareholder accounts; compensation to employees of G.T. Global; compensation to and expenses, including overhead and telephone expenses, of G.T. Global; the printing of prospectuses, statements of additional information and reports for other than existing Class B shareholders; and the preparation, printing and distribution of sales literature and advertising materials. In addition, G.T. Global may be entitled, to the extent permitted by applicable law, to interest on unreimbursed amounts carried forward pursuant to paragraph 1.E. hereunder at a rate equal to that paid by G.T. Global for bank borrowings. Proceeds from contingent deferred sales charges received by G.T. Global (in connection with the redemption of Fund shares) will be applied to reduce the costs incurred as described above.

     4. This Plan shall take effect with respect to the Class B shares of any Fund on July 7, 1993, together with any related agreements, immediately after it has been approved, by votes of a majority of both (a) the Board and
(b) those Trustees of the Company who are not interested

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persons of the Company and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan with respect to such Fund's Class B shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

     5. The Plan shall continue in full force and effect until June 30, 1994 and shall continue thereafter in full force and effect for successive periods of up to one year provided that each such continuance is approved in the manner provided in paragraph 4.

     6. G.T. Global shall provide to the Board and the Independent Trustees shall review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class B shares of each Fund by G.T. Global under this Plan and the Distribution Contract and the purposes for which such expenditures were made.

     7. For purposes of this Plan, "distribution fees" shall mean any fees for activities in connection with G.T. Global's performance of its obligations under the Plan or the Distribution Contract that are not deemed "service fees." "Service fees" shall mean fees for activities covered by the definition of "service fee" contained in Article III, Section 26(b) of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice, as amended.

     8. This Plan may be terminated at any time with respect to the Class B shares of any Fund by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class B shares of that Fund. Termination of the Plan with respect to the Class B shares of one Fund shall not affect the continued effectiveness of this Plan with respect to the Class B shares of any other Fund.

     9. This Plan may not be amended to increase materially the amount of reimbursement a Fund is authorized to make under paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof, and such amendment is further approved by a majority of the outstanding voting securities of the Fund, and no other material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

     10. If and to the extent that any of the expenses of the Class B shares of a Fund listed below in this paragraph are considered to be "primarily intended to result in the sale of shares" issued by that Fund within the meaning of Rule 12b-1 under the 1940 Act, the Fund's payment of such expenses is authorized without limit under this Plan, without regard to reimbursements made by the Fund pursuant to paragraph 1 of this Plan or the requirements for approval of any increase in such fees under paragraph 9 of this Plan. These expenses include: (i) the costs of preparing, printing and mailing all required reports and notices to Class B shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Class B shares of the Fund or other funds or other investments; (ii) the costs of preparing, printing and mailing all prospectuses; (iii) the costs of preparing, printing and mailing any proxy statements and proxies, irrespective of whether such proxy statements include any item relating to, or directed toward, the sale of the Fund's Class B shares; (iv) all legal and

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accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Fund and/or its Class B shares under the securities or "Blue Sky" laws of any jurisdiction; (vi) all fees under the 1940 Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's Class B shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of processing Class B share transactions, preparing and mailing confirmations of Class B shares sold or redeemed or share certificates, and reports of Class B share balances; and (ix) all costs of responding to telephone or mail inquiries of investors or prospective investors.

     11. It is recognized that the costs of distributing a Fund's Class B shares may exceed the sum of the contingent deferred sales charges collected on sales of Class B shares of such Fund and reimbursements made by that Fund pursuant to paragraph 1 of this Plan. In view of this, if and to the extent that any investment management and administration fees paid by a Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of that Fund's Class B shares, the payment by that Fund of such fees hereby is authorized under this Plan.

     12. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Company shall be committed to the discretion of the Trustees who are not interested persons of the Company.

     13. As used in this Plan, the terms "majority of the outstanding voting Class B shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" has in the 1940 Act, and the phrase "interested person" shall have the same meaning as that phrase has in the 1940 Act.

     14. The Company shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 thereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Company has executed this Plan of Distribution on July 7, 1993.

Attest:                                G.T. GLOBAL GROWTH SERIES

/s/ Peter R. Guarino                   By: /s/ David A. Minella
-----------------------------             --------------------------------
Peter R. Guarino                               David A. Minella
Assistant Secretary                            President


SEAL:


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